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                                                                 Exhibit 10.43
March 28, 2001

Peter E. Anselmo
20 Revere Place
Ridgefield, CT  06877

Dear Pete:

This letter will serve as Amendment No. 1 to an agreement dated April 27, 2000 between Baldwin Technology Company, Inc. (the "Company") and you (the "Employment Agreement").

The Company and you hereby agree to amend Paragraph 3 of the Employment Agreement as follows:

3. Stock and Loans. In order to permit you (but only if you, in your sole discretion so elect) to purchase shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Stock") and/or the Company's Class B Common Stock, par value $.01 per share (the "Class B Stock"), that may become available from time to time, you shall be eligible, to the extent allowable under the Company's various loan covenants or any other legal restrictions under which the Company may operate, to obtain loans from the Company in the aggregate principal amount of up to twice your then-current base salary which shall be used by you to purchase such shares of Class A Stock and/or Class B Stock. Any loans made under this section shall (i) not exceed one million dollars ($1,000,000.00) in the aggregate, (ii) bear interest, payable annually, at a rate equal to the Company's borrowing rate (as adjusted on the first day of each calendar quarter) on its U.S. short-term banking facilities, (iii) require pledging by you to the Company of all shares of Class A Stock and/or Class B Stock purchased using the proceeds of any such loans (until sold in part or in full as described herein), and (iv) require repayment by you within six (6) months of the last day of your employment by the Company, except in case of your death, in which instance repayment shall be within twelve (12) months of the date of your death. Notwithstanding anything to the contrary contained in this Paragraph 3, if at any time you sell any of such shares of Class A Stock and/or Class B Stock while any amount of any said loan remains unpaid, you shall, within five (5) days of receipt of the funds from such sale, pay to the Company, in repayment of part or all, as the case may be, of any said loan, an amount equal to (a) that amount (the "Principal Repayment") equal to the

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Amendment
March 28, 2001
Page 2 of 2


        product of (i) the aggregate unpaid amount of all such loans, multiplied by (ii) a fraction, the numerator of which is the number of shares of the Class A Stock and/or Class B Stock sold and the denominator of which is the number of shares of Class A Stock and/or Class B Stock purchased using the proceeds of all such loans (provided, however that the Principal Repayment shall not exceed the unpaid balance of all such loans), plus (b) any accrued but unpaid interest on the amount of the Principal Repayment to the date of such repayment.


The balance of the Agreement remains as originally agreed to.

BALDWIN TECHNOLOGY COMPANY, INC.:


By: /s/ Gerald A. Nathe
    -----------------------------------
       Gerald A. Nathe, Chairman and CEO


ACCEPTED AND AGREED TO:


 /s/ Peter E. Anselmo
    -----------------------------------
Peter E. Anselmo


Date: 8-20-01
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